Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Qualstar Corporation & Subsidiary on Form S-8 of our report dated March 16, 2017, with respect to our audits of the consolidated financial statements as of December 31, 2016 and December 31, 2015 and for the year ended December 31, 2016 and the six months ended December 31, 2015 appearing in the Annual Report on Form 10-K of Qualstar Corporation & Subsidiary for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

Los Angeles, California

August 9, 2017